Exhibit 99.1

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. Announces Successful Completion of $39.9 Million Private Offering

YOUNGSTOWN, Ohio (March 22, 2013) – United Community Financial Corp. (United Community or the Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), today reported the successful completion of its previously disclosed $39.9 million private offering. The offering, which was initially announced on January 15, 2013, was comprised of approximately $18.1 million of common shares and approximately $21.8 million of preferred shares. In total, investors purchased 6,574,272 newly issued United Community common shares at a purchase price of $2.75 per share and 7,942 Series A Preferred Shares at a purchase price of $2,750 per share.

Patrick W. Bevack, President and CEO of United Community and Home Savings, commented, “The successful completion of the private offering is yet another major step forward for our Company. This capital raise provides United Community and Home Savings with the capital we need to grow our Company, raise our capital levels to levels that are commensurate with our risk profile and execute on our business plan.”

The private offering was the first part of a series of transactions in which the Company intends to raise a total of $47.0 million. As previously announced, the Company has entered into Subscription Agreements to issue approximately $2.1 million in common shares to the Company’s directors, officers and affiliates, and the Company also intends to commence a rights offering of approximately $5.0 million to existing shareholders. Both offerings will be at the same common share purchase price of $2.75 as paid by the investors in the private offerings.

The Company intends to conduct a Special Meeting of shareholders, at which time we will seek shareholder approval of both the conversion of the convertible preferred shares into common shares and the purchase of common shares by the directors, officers and their affiliates. This meeting is separate and distinct from the Company’s Annual Meeting, which will be scheduled at a later date.

Shareholders of record as of March 21, 2013, are considered to be rights holders, and will be eligible to participate in the rights offering. The Company had previously announced on March 11, 2013 that under the terms of the rights offering, all record holders of the Company’s common shares as of March 21, 2013 will receive, at no charge, the right to acquire 0.055 United Community common shares for each common share held as of the record date; however, that ratio has been increased slightly from 0.055 shares to 0.06 shares. Rights holders will also have the opportunity to purchase shares in excess of their basic subscription rights, subject to availability. Final terms will be announced and the rights offering will commence as soon as practicable after the review by the SEC of the registration statement relating to the offering, which was filed with the SEC today. Rights holders will receive instructions on how to participate in the mail in the same way they receive all other shareholder materials.

A wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 33 full-service banking offices and 8 loan production offices located throughout Ohio and western Pennsylvania. Additional information on United Community and Home Savings may be found at www.ucfconline.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state or jurisdiction. The rights offering will be made only by means of a prospectus, copies of which will be mailed to all record date shareholders. No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. You may also request a copy of the prospectus by contacting the subscription agent for the rights offering, Registrar and Transfer Company at 10 Commerce Drive, Cranford, New Jersey 07016 or by writing to the Company at 275 West Federal Street, Youngstown, Ohio 44503-1203, Attention: James R. Reske, Chief Financial Officer and Treasurer.

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When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.